UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

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SEC FILE NUMBER
0-04395
CUSIP NUMBER
30705R 10 5

Check One:  [  ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X ]Form 10-Q [ ]Form N-SAR [ ]Form N-CSR

For Period Ended: March 31, 2009

[ ]Transition Report on Form 10-K
[ ]Transition Report on Form 20-F
[ ]Transition Report on Form 11-K
[ ]Transition Report on Form 10-Q
[ ]Transition Report on Form N-SAR

For the Transition Period Ended: ___________________________________________________________

PART I -- REGISTRANT INFORMATION

______________________________________________________________________________________

Full Name of Registrant

International Packaging and Logistics Group Inc.

______________________________________________________________________________________

Address of Principal Executive Office (Street and Number)

7700 Irvine Center Drive, Suite 870

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City, State and Zip Code

Irvine, CA 92612
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PART II -- Rules 12b-25(b) and (c)
______________________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to 12b-25(b) [Paragraph 23,047], the following should be completed.

(Check box if appropriate.)  [X]

(a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b)  The subject annual report, semiannual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof,  will be filed on or before the fifteenth calendar day following the prescribed due date or the subject quarterly report of transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

(c)  The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

_____________________________________________________________________________________
PART III -- NARRATIVE
_____________________________________________________________________________________

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report, or portion thereof, could not be filed within the prescribed time period.

The review of the financials by the outside auditors will be completed on or about May 18, 2009.

_____________________________________________________________________________________
PART IV -- OTHER INFORMATION
_____________________________________________________________________________________

(1)  Name and telephone number of person to contact in regard to this notification.

Owen Naccarato                                     949                                                    851-9261
______________________________________________________________________________________
(Name)                                              (Area Code)                                    (Telephone Number)
______________________________________________________________________________________

(2)  Have all other periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") or Section 30 of the Investment Company Act of 1940 during the preceding twelve months (or for such shorter period that the registrant was required to filer such reports) been filed?

                                                                                                                    [X] YES [ ] NO

If the answer is no, identify reports.

______________________________________________________________________________________

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report, or portion thereof?

                                                                                                                   [ ] YES [X] NO

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

______________________________________________________________________________________

                                                                                        International Packaging and Logistics Group Inc.
                                                                       ______________________________________
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2009	By	/s/ Steven Westlund

Steven Westlund CEO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative’s authority to sign on behalf of the registrant shall be filed with the form.